Nexien BioPharma Advances in Clinical Use of a Cannabinoid-Based

Formulation for the Treatment of Myotonic Dystrophies and Myotonia

Denver, Colorado, November 5, 2018 Nexien BioPharma Inc. (OTC QB: NXEN) (“Nexien” or the “Company”) announced that it was initiating an investigation into the use of cannabinoid-based formulations for the treatment of patients suffering from Myotonic Dystrophy (DM) and Myotonia.

Munich-based Dr. Benedikt Schoser, who joined Nexien as a scientific advisor in July, and myotonic dystrophy patient organizations, recently shared two questionnaires. One was in Germany and the other in the United States with both DM type 1 and DM type 2 patients. The purpose of the questionnaires was to determine patient experience with cannabinoids and if cannabinoids were used, to identify whether symptom relief occurred. Results of both questionnaires suggest further exploration is warranted. The detailed results are under review presently at a scientific medical journal.

Additional clinical observations will be summarized soon by Dr. Schoser. The patient group consists of patients suffering from non-dystrophic myotonia, and both types of myotonic dystrophies. If the summary indicates that cannabinoid-based formulations are supportive in relief of DM symptoms, Nexien will likely proceed with clinical studies in accordance with U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) protocols.

Earlier this year Nexien filed a utility patent application with the United States Patent and Trademark Office (USPTO) relating to the use of cannabinoids to treat myotonia, myotonic dystrophy, and other related dystrophies. That application is based on a previously-filed provisional patent application that was filed by the Company in 2017.

Alex Wasyl, Chief Executive Officer stated, “There is significant anecdotal evidence reinforced by the patient questionnaire results that the use of cannabinoids provides relief to many myotonia and myotonic dystrophy patients. This evidence resulted in our engagement of Dr. Schoser as a Nexien advisor in July. We are hopeful that Dr. Schoser´s summary of clinical observations in Germany will help support our work regarding the use of cannabinoid-based formulations for these diseases, and will enable Nexien to proceed with pre-clinical and clinical studies under FDA protocols.”

About Myotonia and Myotonic Dystrophies

Myotonia refers to a neuromuscular condition in which the relaxation of a muscle is impaired, and can affect any muscle group of the body. Because a repeated effort is required to relax the muscle, individuals with myotonia may have significant trouble with normal daily activities, including releasing their grip on objects (i.e. knife, fork and spoon), and having difficulty rising from a seated position, or beginning to walk. Patients suffering from myotonia often walk with a stiff, slow, and awkward gait.

DM is an autosomal dominant transmitted genetic disorder can affect all parts of the human body, but predominantly affects muscular function. Symptoms include gradually increased muscle loss and weakness. There is currently no cure for DM and various drugs are often prescribed to manage symptoms without great success.

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About Dr. Benedikt Schoser

Dr. Benedikt Schoser is the senior consultant neurologist and co-chair of the Friedrich-Baur Institute, Germany’s major national referral center for rare neuromuscular diseases. His clinical and research interests are in the field of multisystemic neuromuscular diseases, and metabolic and myotonic myopathies.

Dr. Schoser is an Associate Professor of Neurology at the Ludwig Maximilians University in Munich, Germany. Since 2010 he has also been the head of the Interdisciplinary Center for Neuromuscular Disorders at the University’s Munich campus. Dr. Schoser has authored and co-authored more than 200 articles in peer-reviewed journals and has contributed more than 20 chapters to books on neurology and muscle pathology.

About Nexien BioPharma Inc.

Nexien BioPharma is a US-based pharmaceutical company engaged in the formulation, development and commercialization of cannabinoid-based pharmaceuticals in accordance with U.S. Food and Drug Administration (“FDA”) pre-clinical and clinical pathways, to address a broad range of medical conditions and disorders.

Nexien BioPharma website: www.NEXIENBioPharma.com

Nexien Disclosure Notice: This press release may contain “forward-looking statements, which are deemed to be any statements made by or on behalf of Nexien BioPharma that are not statements of historical facts. These statements reflect current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this release, including the factors set forth in “Risk Factors” in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC) and subsequent filings with the SEC. Readers are cautioned not to place reliance on these forward-looking statements, which are valid only as of the date they were made. Nexien BioPharma undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as expressly required by law.

Company Contact:

Mark Lubchenco Director of Investor Relations Nexien BioPharma Inc. Tel. 1-303-495-7583

Email:	mlubchenco@nexienbiopharma.com

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